Exhibit 99

General Cable Reports First Quarter Results

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--April 30, 2009--General Cable Corporation (NYSE: BGC), one of the most geographically diversified industrial companies, reported today revenues and earnings for the first quarter ended April 3, 2009. Diluted earnings per share for the first quarter of 2009 were $0.92. Included in these results were approximately $0.06 per share of non-cash net lower of cost or market (LCM) inventory accounting related gains and $0.14 per share of non-cash interest charges resulting from the implementation of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (including Partial Cash Settlement). Before the impact of these items, adjusted non-GAAP earnings per share for the first quarter of 2009 would have been $1.00.

First Quarter Highlights

  Improved cash flow from operating activities by $117.4 million compared to the first quarter of 2008
  Maintained available liquidity of approximately $1.0 billion
  Completed construction of the Company’s new offshore energy cable facility
  Introduced GenSPEED® 10 MTP™ Category 6A 10 Gig cable, featuring the Company’s patent-pending Mosaic Crossblock™ technology
  Achieved first-time-ever listing on Fortune 500 (number 396)

First Quarter Results

Net sales for the first quarter of 2009 were $1,041.3 million, a decrease of $115.1 million or 10.0% compared to the first quarter of 2008 on a metal-adjusted basis. Included in these results are $41.2 million of revenues from acquired businesses and $158.0 million of unfavorable changes in foreign currency exchange rates. Volume based on metal pounds sold, without the impact of incremental volume from acquired businesses, decreased 14.1% in the first quarter of 2009 compared to 2008, and was up 2.0% compared to the fourth quarter of 2008.

Operating income before items was $87.8 million in the first quarter of 2009 compared to $111.4 million in the first quarter of 2008, a decrease of $23.6 million or 21.2%. The decrease in operating income was principally a result of unfavorable changes in foreign currency translation rates, lower overall demand, lower capacity utilization and an intensely competitive environment. Operating margin before items was 8.4% in the first quarter of 2009, a decrease of approximately 120 basis points from the operating margin of 9.6% in the first quarter of 2008 on a metal-adjusted basis.

Gregory B. Kenny, President and Chief Executive Officer of General Cable, said, “Our first quarter earnings were well above our previous guidance as the Company benefited from a somewhat more disciplined pricing environment than expected. Additionally, overall volumes were up slightly from the fourth quarter run rate with North America a bit stronger than we expected in certain utility segments. While there are some pockets of recent strength, such as a significant increase in transmission cable demand as measured by the number of pounds sold in the U.S. compared to a weak prior year, we see no clear sign that a bottom has been reached in overall demand. Year-over-year declines in industrial and commercial construction activities and decreased spending for manufacturing equipment and oil and gas exploration and production may last beyond the end of 2009. Reduced end-market demand will likely keep pressure on capacity utilization rates in the wire and cable industry. In this environment of flat or declining volumes, the Company’s continuous improvement efforts around the world, market and product diversity, a One Company culture and healthy balance sheet are significant differentiators.”

Liquidity and Share Repurchase

Gross debt at the end of the first quarter was $1.26 billion. Net debt was $1.05 billion at the end of the first quarter, up $78.9 million from the end of the fourth quarter of 2008. This increase is principally due to seasonal investments in working capital during the quarter. This seasonal investment in working capital is lower than in prior years as a result of reduced demand expectations in the current year’s construction season. This contributed to a significant improvement in cash flows in the first quarter of 2009. Cash flow from operating activities in the first quarter of 2009 was a use of cash of $15.9 million, an improvement of $117.4 million from the $133.3 million use of cash in the first quarter of 2008.

At the end of the first quarter, through a combination of existing cash balances and undrawn available lines of credit, the Company had approximately $1.0 billion of available liquidity spread around its three geographic regions to fund operations, which could include increased working capital requirements as a result of higher copper costs, internal growth, continuing product and geographic expansion opportunities and potential common share repurchases. During the first quarter of 2009, the Company made no common share repurchases.

Accounting for Convertible Debt Instruments

In May 2008, the Financial Accounting Standards Board (FASB) issued Staff Position (FSP) APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (including Partial Cash Settlement). The FSP specifies that when issuers of convertible debt instruments recognize interest cost in subsequent periods, they should separately account for the liability and equity components of the instrument in a manner that will reflect the entity’s nonconvertible debt borrowing rate on the instrument’s issuance date. The FSP is effective for the Company beginning with this first quarter of 2009 and requires that prior periods be presented on the same basis.

In the first quarter of 2009, the Company recorded incremental non-cash interest expense of $9.4 million, or $0.14 per share. The Company expects to record non-cash interest expense of approximately $0.15 per share each remaining quarter for 2009, which is the estimated impact of applying a straight-debt-instrument interest rate to the Company’s $830 million face value of outstanding convertible notes. There is no impact on periodic cash flows.

Reconciliation of Non-GAAP Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States, we discuss in this earnings release earnings per share and operating income for the first quarter of 2009 and 2008 as adjusted for the impact of net lower of cost or market (LCM) inventory accounting related items and the impact of the application of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (including Partial Cash Settlement). These Company-defined adjusted measures are being provided because management believes they are useful in analyzing the underlying operating performance of the business. These measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to accounting principles generally accepted in the United States. A reconciliation of earnings per share as reported and operating income as reported to adjusted non-GAAP earnings per share and adjusted non-GAAP operating income follows:

	1st Quarter EPS
	2009	2008
EPS as Reported	$0.92	$1.08
Adjustments to reconcile EPS: APB 14-1 non-cash interest expense	0.14	0.13
LCM inventory accounting related items	(0.06)	(0.05)

Adjusted Non-GAAP EPS	$1.00	$1.16

	1st Quarter Operating Income (in millions)
	2009	2008
Operating Income as Reported	$92.5	$115.3
Adjustments to reconcile operating income:
LCM inventory accounting related items:

North America	0.1	-
Europe and North Africa	(2.6)	0.5
ROW	(2.2)	(4.4)

Adjusted Non-GAAP Operating Income	$87.8	$111.4

Preferred Stock Dividend

In accordance with the terms of the Company’s 5.75% Series A Convertible Redeemable Preferred Stock, the Board of Directors has declared a regular quarterly preferred stock dividend of approximately $0.72 per share. The dividend is payable on May 25, 2009 to preferred stockholders of record as of the close of business on April 30, 2009. The Company expects the quarterly dividend payment to be less than $0.1 million.

Second Quarter 2009 Outlook

“Currently our visibility remains low and we have not yet seen the impact on demand from governmental infrastructure stimulus measures in any meaningful way. In addition, we have seen high copper volatility coupled with lower capacity utilization in the wire and cable industry. This creates a great deal of price uncertainty. We are hopeful however that governmental stimulus spending may begin to positively impact demand late this year and into 2010 and 2011,” Kenny said. For the second quarter, the Company expects to report earnings before the impact of APB 14-1 in the range of $0.70 to $0.90 per share. Revenues are expected to be approximately $1.20 to $1.25 billion. A reconciliation of expected GAAP earnings per share is as follows:

	Q2 2009 Guidance	Q2 2008 Actual
GAAP earnings per share	$0.55 - $0.75	$1.24
APB 14-1 non-cash interest expense estimate	0.15	0.13
Adjusted Non-GAAP earnings per share	$0.70 - $0.90	$1.37

General Cable will discuss first quarter results on a conference call and webcast at 8:30 a.m. ET tomorrow, May 1, 2009. For more information please see our website at www.generalcable.com.

General Cable (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products for the energy, industrial, and communications markets. Visit our website at www.generalcable.com.

Certain statements in this press release, including without limitation, statements regarding future financial results and performance, plans and objectives, capital expenditures and the Company’s or management’s beliefs, expectations or opinions, are forward-looking statements. Actual results may differ materially from those statements as a result of factors, risks and uncertainties over which the Company has no control. Such factors include the economic strength and competitive nature of the geographic markets that the Company serves; economic, political and other risks of maintaining facilities and selling products in foreign countries including the impact of significant fluctuations in the value of the U.S. dollar against foreign currencies; changes in industry standards and regulatory requirements; advancing technologies, such as fiber optic and wireless technologies; volatility in the price of copper and other raw materials, as well as fuel and energy and the Company’s ability to reflect such volatility in its selling prices; interruption of supplies from the Company’s key suppliers; compliance with foreign and U.S. laws applicable to our international operations; potential adverse impact from environmental liabilities; risks from liabilities assumed in acquisitions; substantial indebtedness could adversely affect our business and financial condition; potential cross-defaults on our financing arrangements if we fail to comply with covenants and other provisions of financing arrangements; impact of a downgrade in our financial strength; the failure to negotiate extensions of the Company’s labor agreements on acceptable terms; the Company’s ability to increase manufacturing capacity and achieve productivity improvements; the Company’s dependence upon distributors and retailers for non-exclusive sales of certain of the Company’s products; pricing pressures in the Company’s end markets; the Company’s ability to maintain the uncommitted accounts payable or accounts receivable financing arrangements in its European operations; the impact of any additional charges in connection with plant closures and the Company’s inventory accounting practices; the impact of certain asbestos litigation, unexpected judgments or settlements and environmental liabilities; the ability to successfully identify, finance and integrate acquisitions; the impact of terrorist attacks or acts of war which may affect the markets in which the Company operates; the Company’s ability to retain key employees; the Company’s ability to service debt requirements and maintain adequate domestic and international credit facilities and credit lines; the impact on the Company’s operating results of its pension accounting practices; volatility in the market price of the Company’s common stock all of which are more fully discussed in the Company's Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2009 as well as periodic reports filed with the Commission.

TABLES TO FOLLOW

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended
	April 3,	March 28,
	2009	2008
Net sales	$1,041.3	$1,568.4

Cost of sales	853.8	1,355.7

Gross profit	187.5	212.7

Selling, general and administrative expenses	95.0	97.4

Operating income	92.5	115.3

Other income	3.5	1.4

Interest income (expense):
Interest expense	(22.5)	(23.7)
Interest income	1.2	2.8
	(21.3)	(20.9)

Income before income taxes	74.7	95.8

Income tax provision	(25.0)	(34.2)

Equity in earnings of affiliated companies	0.1	1.1

Net income	49.8	62.7

Less: preferred stock dividends	(0.1)	(0.1)

Less: net income attributable to noncontrolling interest	(1.4)	(3.6)

Net income applicable to common shareholders	$48.3	$59.0

Earnings per share

Earnings per common share - basic	$0.93	$1.12

Weighted average common shares - basic	51.9	52.5

Earnings per common share- assuming dilution	$0.92	$1.08

Weighted average common shares- assuming dilution	52.6	54.5

General Cable Corporation and Subsidiaries
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended
	April 3,	March 28,
	2009	2008
Revenues (as reported)
North America	$369.2	$540.7
Europe and North Africa	370.5	553.3
Rest of World	301.6	474.4
Total	$1,041.3	$1,568.4

Revenues (metal adjusted)
North America	$369.2	$401.1
Europe and North Africa	370.5	426.6
Rest of World	301.6	328.7
Total	$1,041.3	$1,156.4

Metal Pounds Sold
North America	82.3	92.3
Europe and North Africa	79.9	86.9
Rest of World	87.9	98.1
Total	250.1	277.3

Operating Income
North America	$26.9	$31.2
Europe and North Africa	33.2	49.1
Rest of World	32.4	35.0
Total	$92.5	$115.3

Return on Metal Adjusted Sales
North America	7.3%	7.8%
Europe and North Africa	9.0%	11.5%
Rest of World	10.7%	10.6%
Total Company	8.9%	10.0%

Capital Expenditures
North America	$9.5	$9.0
Europe and North Africa	27.9	21.1
Rest of World	9.4	11.5
Total	$46.8	$41.6

Depreciation & Amortization
North America	$8.7	$8.8
Europe and North Africa	7.7	7.0
Rest of World	8.6	7.6
Total	$25.0	$23.4

Revenues by Major Product Lines
Electric Utility	$380.0	$545.0
Electrical Infrastructure	267.5	395.0
Construction	227.8	387.5
Communications	139.7	202.5
Rod Mill Products	26.3	38.4
Total	$1,041.3	$1,568.4

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)

Assets	April 3, 2009	December 31, 2008
Current Assets:	(unaudited)
Cash and cash equivalents	$205.3	$282.6
Receivables, net of allowances of $22.7 million at April 3, 2009 and $19.3 million at December 31, 2008	920.2	1,032.0
Inventories	989.4	953.2
Deferred income taxes	127.0	132.3
Prepaid expenses and other	79.0	71.5
Total current assets	2,320.9	2,471.6
Property, plant and equipment, net	897.6	880.9
Deferred income taxes	43.2	53.9
Goodwill	170.0	171.9
Intangible assets, net	198.9	201.8
Unconsolidated affiliated companies	7.3	7.5
Other non-current assets	45.9	46.7
Total assets	$3,683.8	$3,834.3

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$661.0	$757.2
Accrued liabilities	301.6	423.3
Current portion of long-term debt	187.6	230.5
Total current liabilities	1,150.2	1,411.0
Long-term debt	1,068.0	1,023.5
Deferred income taxes	144.6	133.6
Other liabilities	259.8	276.2
Total liabilities	2,622.6	2,844.3
Shareholders' Equity:
Redeemable convertible preferred stock, at redemption value
(liquidation preference of $50.00 per share)
April 3, 2009 - 76,202 outstanding shares
December 31, 2008 - 76,233 outstanding shares	3.8	3.8
Common stock, $0.01 par value, issued and outstanding shares:
April 3, 2009 - 51,930,889 (net of 6,178,978 treasury shares)
December 31, 2008 - 51,775,200 (net of 6,177,498 treasury shares)	0.6	0.6
Additional paid-in capital	485.8	483.3
Treasury stock	(72.3)	(71.9)
Retained earnings	647.5	599.1
Accumulated other comprehensive loss	(139.7)	(157.2)
Total shareholders' equity	925.7	857.7
Noncontrolling interest	135.5	132.3
Total Equity	1,061.2	990.0
Total liabilities and shareholders' equity	$3,683.8	$3,834.3

CONTACT:
General Cable Corporation
Michael P. Dickerson, 859-572-8684
Vice President of Finance and
Investor Relations